Exhibit 5.1

PRIVATE & CONFIDENTIAL

29 June 2021

Amryt Pharma plc Dept 920a 196 High Road Wood Green London N22 8HH United Kingdom
Re: Amryt Pharma plc

Dear Sirs,

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Amryt Pharma plc, a company incorporated under the laws of England and Wales with registered number 12107859 (the “Company”), in connection with the listing of up to 150,072,884 ordinary shares of £0.06 each in the capital of the Company, which are to be issued at the closing of the merger of Acorn Merger Sub, Inc. with and into Chiasma, Inc. pursuant to the terms of the Merger Agreement (as defined below) (such shares, the “New Shares”) in the form of American depositary shares, each representing 5 New Shares, on the Nasdaq Global Select Market (the “Listing”).

1.2
In this opinion, “Registration Statement” means the registration statement on Form F-4 originally filed by the Company with the Securities and Exchange Commission of the United States (the “Commission”) on 15 June 2021 and amended through the date hereof pursuant to the Securities Act of 1933 of the United States, as amended (the “Securities Act”).

1.3
We are solicitors qualified in England and Wales.  We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.  No opinion is expressed as to matters of fact.  By giving this opinion, we do not assume any obligation to notify you or any other person of any changes in law following the date of this opinion which may affect the opinion expressed herein, or to otherwise update this opinion in any respect.

1.4	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

29 June 2021

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	For the purpose of giving this opinion, we have examined copies of:

2.1.1	the articles of association of the Company as adopted by a special resolution on 29 July 2020, obtained as part of the Company Registry Searches (as defined below);

2.1.2	the agreement and plan of merger by and among the Company, Acorn Merger Sub, Inc. and Chiasma, Inc. dated as of 4 May 2021 (the “Merger Agreement”); and

2.1.3
the shareholders’ resolutions proposed for approval at a general meeting of the Company convened for 2 p.m. on 28 July 2021, as set out in the notice of meeting thereof (the “Shareholders’ Resolutions”).

2.2
On 28 June 2021, at 12:50 p.m., we carried out an online search of the Companies House website operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Registry Searches”).

2.3
Legalinx Ltd made, on 28 June 2021, at 11:16 a.m., an enquiry in respect of the Company with the Central Registry of Winding–Up Petitions maintained by the Insolvency and Companies List (formerly known as Companies Court), Royal Courts of Justice, Rolls Building, London (the “Central Registry Searches”).

2.4	For the purposes of giving this opinion we have relied on a certificate given by a director, the company secretary or the general counsel of the Company.

2.5
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1
Authenticity: all documents (including copy documents) examined by us are and will remain authentic, accurate and complete and all signatures and seals thereon (if any) are genuine, and any document examined by us which is in draft form, will be in the same form when finalised;

3.1.2
Effective documents: all documents examined by us and/or on which we base this opinion are and will remain up–to–date and effective, and there will be no amendment to any such document, in each case until after completion of the allotment and issue of all New Shares (“Completion”);

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3.1.3
Solvency: the Company was solvent at the time of agreeing to allot and issue the New Shares and did not become insolvent as a result of entering into the arrangements in connection with which the New Shares were and are to be allotted and issued and the Company will remain solvent until after Completion; and the Company has not entered into any composition or arrangement with its creditors (or any class of them) (and will not do so until after Completion);

3.1.4
Shareholders’ Resolutions: the Shareholders’ Resolutions will be validly passed at a properly convened and conducted meeting and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied; and the authorities and powers conferred by such resolutions will be exercised in accordance with the terms thereof and will not be exercised other than in relation to the New Shares;

3.1.5
Board Resolutions: one or more meetings of the board of directors of the Company (and/or a duly authorised committee thereof) will be held to resolve to allot and issue the New Shares fully paid, each such meeting will be properly convened and conducted, the resolutions to allot and issue the New Shares fully paid will be validly passed and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied;

3.1.6
Updating of registers: the New Shares, when issued, will be issued and paid up as contemplated by the Merger Agreement and valid entries will be made in the books and registers of the Company reflecting the issue of the New Shares;

3.1.7
Filings: the records of the Registrar of Companies and the Central Registry of Winding–Up Petitions (“Filings”) are complete, accurate and up–to–date and there would be no change to the Company Registry Searches or the Central Registry Searches if they were carried out at Completion assuming that at such time the Filings were complete, accurate and up to date; and all documents required to be filed with the Registrar of Companies were filed or will be filed within the relevant time limits;

3.1.8
Directors: the directors of the Company in office at all relevant times: (a) have been (and will be) validly appointed; and (b) have acted (and will act) in good faith and have complied (and will comply) with their duties under all applicable laws and the articles of association of the Company in force at the relevant time;

3.1.9
No breach: the Company will not be, by reason of the allotment and issue of the New Shares or related matters, in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

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3.1.10
Misconduct etc.: neither the Company, nor any person employed by or acting on behalf of the Company, was, is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant agreements, which might render any such agreement, or any transaction contemplated thereby or any associated activity illegal, void or voidable;

3.1.11
No offer: no transferable securities of the Company have been offered or will be offered to the public in the United Kingdom except in accordance with a relevant exemption under Regulation (EU) 2017/1129, as amended, as it forms part of retained EU law by virtue of the European Union (Withdrawal) Act 2018; and

3.1.12
Regulatory requirements: the Company and each other party involved in any offer of the New Shares or in their allotment or issue or in the Listing has complied (and will comply) with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), any applicable secondary legislation made under it and any other requirements of any regulatory authority the rules of which the Company or any such party is subject to with respect to anything done (or to be done) by them in relation to such matters in, from or otherwise involving the United Kingdom (including sections 19 (general prohibition) and 21 (financial promotion) of FSMA).

4.	OPINION

4.1
Based on the documents referred to in paragraph 2 of this opinion and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the New Shares (once they have been issued pursuant to the terms of the Merger Agreement) will have been validly issued, be fully paid and not subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete, accurate and up–to–date.  In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.  Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

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5.3
Set–off etc.: We express no opinion as to the existence of equities, rights of set–off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

5.4	Insolvency etc.: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication or marketing may be unenforceable pursuant to FSMA.

6.	RESPONSIBILITY

6.1
This opinion is addressed to you in connection with the Registration Statement.  Save as set out in paragraph 6.2, this opinion is not to be used or relied upon for any other purpose or by any other person or circulated, quoted or otherwise referred to without, in each case, our written permission.

6.2
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Gibson, Dunn & Crutcher UK LLP under the heading “Legal Matters” in the Registration Statement and in the related proxy statement/prospectus therein.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

6.3	This opinion is given by Gibson, Dunn & Crutcher UK LLP which assumes liability for and is solely responsible for it.

Yours faithfully,

/S/ GIBSON, DUNN & CRUTCHER UK LLP

GIBSON, DUNN & CRUTCHER UK LLP